As filed with the Securities and Exchange Commission on September 4, 1998

                                                  Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                    FORM S-3
                             REGISTRATION STATEMENT
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                                   ----------

                               PHARMOS CORPORATION
             (Exact name of registrant as specified in its charter)

        Nevada                                         36-3207413
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)
                         33 Wood Avenue South, Suite 466
                            Iselin, New Jersey 08830
                                 (732) 603-3526
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                   ----------

                                 GAD RIESENFELD
                         33 Wood Avenue South, Suite 466
                            Iselin, New Jersey 08830
                                 (732) 603-3526
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   ----------

                                   Copies to:
                             ADAM D. EILENBERG, ESQ.
                    Ehrenreich Eilenberg Krause & Zivian LLP
                         11 East 44th Street, 17th Floor
                            New York, New York 10017

                                   ----------

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the registration statement

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. | X |

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.| |


                         CALCULATION OF REGISTRATION FEE

                                                        Proposed           Proposed
                                                        Maximum            Maximum            Amount of
Title of Each Class of               Amount to be       Offering Price     Aggregate          Registration
Securities to be Registered          Registered         Per Unit           Price              Fee
-----------------------------------  -----------------  -----------------  -----------------  ------------------
Common Stock, par value $.03         3,000,000          $1.69(1)           $5,070,000         $1,521
per share

(1) Estimated solely for the purpose of calculating the registration fee. Proposed maximum offering price per share is estimated based upon the closing price of the Company's Common Stock listed on the Nasdaq SmallCap Market on September 3, 1998.


     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted pursuant to this Prospectus prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 1998

PROSPECTUS

                               PHARMOS CORPORATION
                               -------------------

                        3,000,000 SHARES OF COMMON STOCK

     All of the shares (the "Shares") of Common Stock, par value $.03 per share ("Common Stock"), of Pharmos Corporation, a Nevada corporation ("Pharmos" or the "Company"), offered hereby are being offered for sale by the Company from time to time.

     The Shares will be sold at prices and on terms to be determined at the time of a sale or sales. The Shares may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time. In addition, the Shares may be sold by the Company to other purchasers directly or through agents. Certain terms of the sale of the Shares in respect of which this Prospectus is being delivered, including, where applicable, the names of the underwriters, dealers and agents, the public offering price, the proceeds to the Company from such sale, and any applicable commissions, discounts and other terms constituting compensation to such underwriters, dealers or agents, will be set forth in a Prospectus Supplement, to the extent required (the "Prospectus Supplement"). See "Plan of Distribution".

     The Company's Common Stock is traded on the over-the-counter market and is quoted on the Nasdaq SmallCap Market under the symbol "PARS" The closing price of the Company's Common Stock on September 3, 1998 was $1.69.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AS DESCRIBED HEREIN (SEE "RISK FACTORS" AND "DILUTION").

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is _________________________

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement. Statements contained in this Prospectus or in any document incorporated herein by reference regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K, as amended by Amendment No. 1, dated May 14, 1998, Amendment No.2, dated July 13, 1998 and Amendment No. 3, dated July 14, 1998, for the fiscal year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act (the "Form 10-K").

          (b) The Company's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1998, filed pursuant to Section 13 of the Exchange Act.

          (c) The Company's Quarterly Report on Form 10-Q, for the quarter ended June 30, 1998, filed pursuant to Section 13 of the Exchange Act.

          (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated January 30, 1984, filed pursuant to Section 12 of the Exchange Act.

          (e) The Company's Current Report on Form 8-K, including the exhibits thereto, dated February 4, 1998.

          (f) The Company's Current Report on Form 8-K, dated March 10, 1998.

          (g) The Company's Preliminary Proxy Statement for the Annual Meeting of Stockholders to be held on September 16, 1998, filed with the Commission on August 7, 1998.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish to each person to whom this Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to:
Mr. Gad Riesenfeld, President and Chief Operating Officer, Pharmos Corporation, 33 Wood Avenue South, Suite 466, Iselin, New Jersey 08830.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE UNDER THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF AND THEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this Prospectus and any Prospectus Supplement, and in the documents incorporated herein and therein by reference, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained in this Prospectus and any Prospectus Supplement, or incorporated herein or therein by reference, that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth under the heading "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results" in the Form 10-K and those set forth in "Risk Factors" herein.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the terms "Pharmos" and "the Company" refer collectively to Pharmos Corporation and its subsidiaries.

                                   The Company

     Pharmos is a pharmaceutical company engaged in the discovery, development and commercialization of pharmaceuticals and delivery formulations based on rational drug design. The Company is developing pharmaceuticals in three fields: site specific drugs for ophthalmic indications, neuroprotective agents with a novel mechanism of action for the treatment of certain central nervous system ("CNS") disorders and newly designed molecules to treat certain types of cancer. The Company is also developing an emulsion-based delivery formulation for topical and systemic applications.

     In March 1998, the Company, together with its partner, Bausch & Lomb Pharmaceuticals, Inc ("BLP"), announced the receipt of approval from the Food and Drug Administration ("FDA") to manufacture and market two ophthalmic products, Lotemax(TM) and Alrex(TM) . Lotemax is a topical, site-specific steroid that is used to treat all steroid responsive inflammation of the eye as well as post-operative eye inflammation such as that experienced following cataract surgery. Lotemax was approved by the FDA for the broadest range of indications of any ophthalmic steroid on the market. Alrex is a specially developed formula of loteprednol etabonate that is used in the treatment of eye allergies.

     The regulatory approvals for Lotemax and Alrex are the first two of three to be sought for the Company's and BLP's line of ophthalmic products containing loteprednol etabonate ("LE"). The third product, which combines the active ingredient LE with the anti-infective agent tobramycin ("LE-T"), is in clinical development.

     BLP, a subsidiary of the global eye care company Bausch & Lomb Incorporated, co-developed Lotemax and Alrex with the Company after the Company granted BLP the rights to market the new ophthalmic pharmaceutical line in 1995. In 1996, BLP's rights were extended to select international markets including Europe and Canada.

     Dexanabinol (HU-211), the Company's lead CNS product aimed initially at treating severe head trauma and stroke, is currently being studied in a Phase II clinical trial for severe head trauma. The Company's tamoxifen analog anti-cancer program is advancing in preclinical development.

     Pharmos was incorporated in the State of Nevada in 1982. The Company's executive offices are located at 33 Wood Avenue South, Suite 466, Iselin, New Jersey 08830, and its telephone number is (732) 603-3526. The Company also leases facilities used in the operation of its research, development, pilot manufacturing and administrative activities in Rehovot, Israel.

                                  The Offering

Common Stock offered
  by the Company.....................  3,000,000 shares

Common Stock to be
  outstanding after the Offering(1)..  40,270,949 shares

Use of proceeds......................  The proceeds of the Offering will be used
                                       primarily   for   research   and  product
                                       development    activities;     conducting
                                       preclinical  studies and clinical trials;
                                       and the equipping of facilities.

Nasdaq SmallCap symbol............... "PARS"

--------
(1) Common Stock outstanding does not include the following shares of Common Stock that were issuable as of September 2, 1998: (i) 923,934 shares issuable upon the exercise of outstanding options which are exercisable at a weighted average exercise price of $2.39; (ii) 4,359,713 shares issuable upon the exercise of outstanding warrants which are exercisable at a weighted average exercise price of $2.01; and (iii) 2,951,245 shares issuable upon the conversion of 4,500 shares of Series C Preferred Stock which are currently issued and outstanding. (The number of shares of Common Stock assumes that all shares of Series C Preferred Stock were converted on September 2, 1998 at a conversion price of $1.5248. Holders of Series C Preferred Stock have the right to convert their shares at the lower of (i) 90% of the average of the lowest sale price of the Common Stock for the five consecutive trading days ending on the trading day immediately preceding the conversion date or (ii) $2.891.) See "Description of Securities -- Preferred Stock."

                                  RISK FACTORS

     The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus or in any Prospectus Supplement before purchasing the Shares offered hereby and thereby.

Early Stage of Development; Technological Uncertainty

     The Company is at an early stage of development. Apart from Lotemax and Alrex, most of the Company's other potential products are early in the research and development phase, and product revenues may not be realized from the sale of any such products for at least the next several years, if at all. Many of the Company's proposed products will require significant additional research and development efforts prior to any commercial use, including extensive preclinical and clinical testing as well as lengthy regulatory approval. There can be no assurance that the Company's research and development efforts will be successful, that the Company's potential products will prove to be safe and effective in clinical trials or that any commercially successful products will ultimately be developed by the Company.

History of Operating Losses; Accumulated Deficit

     The Company has experienced significant operating losses since its inception. As of June 30, 1998, the Company had an accumulated deficit of approximately $75 million. The Company expects to incur operating losses over the next several years as the Company's research and development efforts and preclinical and clinical testing activities continue. The Company's ability to achieve profitability depends in part upon its ability, alone or with others, to successfully commercialize its first approved product, to complete development of its other proposed products, to obtain required regulatory approvals and to manufacture and market such products.

Future Capital Needs; Uncertainty of Additional Financing

     The Company's operations to date have consumed substantial amounts of cash. The development of the Company's technology and potential products will require a commitment of substantial funds to conduct the costly and time-consuming research necessary to develop and optimize such technology, and ultimately, to establish manufacturing and marketing capabilities. The Company's future capital requirements will depend on many factors, including continued scientific progress in the research and development of the Company's technology and drug programs, the ability of the Company to establish and maintain collaborative arrangements with others for drug development, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, changes in its existing research relationships and effective product commercialization activities and arrangements.

     The Company believes that its current cash resources and interest income thereon should be sufficient to fund its operating expenses and capital requirements as currently planned into the first quarter of 1999. The Company will seek additional funding through collaborative arrangements or through future public or private equity or debt financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to stockholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself.

Dependence on Potential Collaborative Partners

     The Company's strategy for the development, clinical testing, manufacturing, marketing and commercialization of certain of its products includes entering into collaborations with corporate partners, licensors, licensees and others. To date, the Company has entered into agreements with BLP to manufacture and market the Company's lead products, Lotemax and Alrex, in the United States and throughout Europe, Canada and selected other countries. The agreements also cover the co-development of LE-T, a combination of loteprednol etabonate and the anti-infective tobramycin, that is currently being developed by the Company and BLP. There can be no assurance that the Company will be able to negotiate any future collaborative agreement with BLP or other companies on acceptable terms, or that any present or future collaborative agreements will be successful. To the extent that the Company chooses not to or is not able to establish such arrangements, the Company would experience increased capital requirements to undertake such activities at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products currently under development into certain markets or find that the development, manufacture, or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements.

Technological Change and Competition

     The pharmaceutical industry is subject to rapid, unpredictable and significant technological change. Competition from universities, research institutions and other pharmaceutical, chemical and biotechnology companies is intense. Many competitors or potential competitors have greater financial resources, research and development capabilities, and manufacturing and marketing experience than the Company. To this end, the Company has entered into agreements with BLP for the manufacture and marketing of Lotemax and Alrex. There can be no assurance that developments by the Company's competitors or potential competitors will not render the Company's technology or proposed applications of its technology obsolete.

Technologies Subject to Licenses

     The Company has license agreements with YISSUM Research Development Company of the Hebrew University of Jerusalem ("Hebrew University") and Dr. Nicholas Bodor, a former vice president and director of the Company, under which the Company has acquired exclusive and co-exclusive rights to develop and commercialize certain research technologies. The agreements generally require the Company to pay royalties on sale of products developed from the licensed technologies, fees on revenues from sublicensees, where applicable, and the costs of filing and prosecuting patent applications. In addition, some of the Company's license agreements require that the Company commit certain sums annually for research and development of the licensed products. Should the Company default on its obligations to any of its licensors, its licenses could terminate, which would have a material adverse effect on the Company's operations and prospects.

Uncertainty of Protection of Patents and Proprietary Rights

     The Company's success will depend in large part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the U.S. and in other countries. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth and enforceability of claims allowed in pharmaceutical patents cannot be predicted. There can be no assurance that any issued or pending patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

     The commercial success of the Company also will depend, in part, on the Company not infringing patents issued to others and not breaching the technology licenses upon which any Company products are based. It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses or cease certain activities. In addition, if patents are issued to others which contain competitive or conflicting claims, and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such licenses on commercially favorable terms, if at all. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents licensed or issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the U.S. that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial costs to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology.

     The Company also relies on secrecy to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, the Company seeks to protect its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

Extensive Government Regulation

     The Company's products require the approval of the FDA before they can be marketed in the U.S. In addition, approvals are also required from health authorities in most foreign countries before the Company's products can be marketed in such countries. Before an NDA, a type of submission used to obtain FDA approval to market a new drug, can be filed with the FDA, a product must undergo, among other things, extensive animal testing and human clinical trials, which can take up to seven years to complete. Except for Lotemax and Alrex, the Company has not yet filed NDAs on its products. The time required for regulatory approval of the Company's products after acceptance for filing an NDA can vary and is usually one to three years or more, and the FDA may require additional animal studies and/or clinical trials before granting approval. There can be no assurance that the FDA and foreign regulatory agencies will be satisfied with the information, including that emanating from clinical trials, submitted to them in applications (like NDAs) seeking approval and will approve the marketing of any of the Company's potential products, or that problems will not arise that could delay or prevent the commercialization of the Company's future products.

     There can be no assurance that any potential products developed by the Company alone or in conjunction with others will be proven to be safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing approval. Data obtained from preclinical testing and clinical trials can be susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or disapprovals may be encountered based upon additional government regulation resulting from future legislation or administrative action or changes in FDA policy made during the period of product development and FDA regulatory review. Similar delays may also be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any potential products developed by the Company. If regulatory approval of a product is granted, such approval will be limited to those therapeutic uses for which the product has been demonstrated through clinical studies and other means to be safe and effective. Furthermore, approval may entail ongoing requirements for post-marketing studies. Even if regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. The regulatory standards for manufacturing are currently being applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in FDA restrictions being placed on such product or manufacturer or facility, including an order to withdraw a specific product from the market, and may also result in court enforced sanctions against the product, manufacturer or facility.

     The Company may establish collaborative relationships to conduct clinical testing and seek regulatory approvals to market its products in major markets outside the U.S. There can be no assurance that the Company will be successful in establishing such relationships or that such approvals will be received in a timely manner, if at all. To market its products abroad, the Company is also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials, pricing and marketing. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although within the European Union ("EU") certain registration procedures are available to companies wishing to market a product in more than one EU member country. If a regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, marketing authorization is almost always granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries.

Lack of Sales and Marketing Capability

     The Company has no experience in sales, marketing or distribution. To market any of its products directly, the Company must develop a marketing force and sales force with technical expertise and with supporting distribution capability. Alternatively, the Company may obtain the assistance of a pharmaceutical company with an established distribution system and sales force. The Company has entered into agreements with BLP to market Lotemax, Alrex and, upon receipt of approvals, LE-T. There can be no assurance, however, that the Company will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for its products.

Lack of Manufacturing Capability

     The Company currently does not have manufacturing facilities to produce its products. The Company's agreements with BLP provide for the manufacturing of Lotemax, Alrex and, upon receipt of approvals, LE-T. The Company provides LE to BLP for use in the manufacturing process through a third-party contract manufacturer. Any delay in availability of products may result in delay in sales of such products, which would have a material adverse effect on the Company.

Need to Attract and Retain Key Employees and Consultants

     The Company is highly dependent on the principal members of its scientific and management staff. In addition, the Company relies on consultants and advisors to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success. In order to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing and marketing. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms or at all.

     The Company's clinical development is conducted under agreements with universities and medical institutions. The Company depends on the availability of a principal investigator for each such program, and the Company cannot assure that these individuals or their research staffs will be available to conduct clinical development. The Company's academic collaborators are not employees of the Company. As a result, the Company has limited control over their activities and can expect that only limited amounts of their time will be dedicated to Company activities. The Company's academic collaborators may have relationships with other commercial entities, some of which may compete with the Company.

Uncertainty of Health Care Reform Measures and Third-Party Reimbursement

     The levels of revenues and profitability of biotechnology and pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the U.S., there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control health care costs. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the uncertainty surrounding such proposals could have a material adverse effect on the Company. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's proposed products.

Dependence on Reimbursement

     The Company's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development.

Risk of Product Liability; Availability of Insurance

     The design, development and manufacture of the Company's products involve an inherent risk of product liability claims and associated adverse publicity. Although the Company currently maintains general liability insurance, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. Similarly, the Company currently maintains product liability and clinical trial liability insurance, but there can be no assurance that the coverage limit of the Company's insurance policies will be adequate. There can be no assurance that the Company will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. A successful claim brought against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company and its financial condition.

Use of Hazardous  Materials;  Potential  Liability to Comply with  Environmental
Laws

     The Company's research and development involves the controlled use of hazardous materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply in all material respects with the standard prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity.

Market for the Company's Securities; Shares Eligible for Future Sale; Possible Volatility of Share Prices

     The market price of the Company's Common Stock, like that of other emerging pharmaceutical companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements by the Company or others
regarding  scientific  discoveries,   technological   innovations,   litigation,
products, patents or proprietary rights, the progress of clinical trials, government regulation, public concern as to the safety of drugs and the reliability of the Company's testing processes and general market conditions may have a significant impact on the market price of the Common Stock. The addition of the shares being offered hereby and the shares issuable upon exercise of the Company's currently outstanding warrants and options to the number of publicly-traded shares of the Company's Common Stock may affect the volatility of share prices of the Company's Common Stock.

Anti-Takeover Provisions

     The Company is subject to Sections 78.411-.444 of the Nevada General Corporation Law ("Nevada Law"), an anti-takeover law, which may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over the current prices, and may limit the ability of the stockholders to approve a transaction that they may deem to be in their best interests. In addition, the Board of Directors has the authority without action by the stockholders to fix the rights and preferences of and issue shares of Preferred Stock, which may have the effect of delaying or preventing a change in control of the Company.

Potential Future Acquisitions

     Due to the current uncertainties of the capital markets for emerging pharmaceutical companies, the Company has had preliminary discussions with several emerging pharmaceutical and biotechnology companies about potential business and/or product consolidations, joint ventures, acquisitions, mergers or other business combinations (collectively "acquisitions"). In the event the Company undertakes any such acquisitions it may use some of its cash or may issue its stock in connection therewith. Although management would attempt to structure such acquisitions in a manner that will minimize dilution of the equity owned by current stockholders, no assurance can be given that acquisitions will not result in such dilution or that control of the Company will not be changed as a result of such acquisitions. Such acquisitions may be negotiated or may be sought on an unsolicited basis and may involve speculative and risky undertakings by the Company with increased risks to its stockholders. Under Nevada law, acquisitions do not require shareholders' approval except when accomplished by merger or consolidation. The Company does not, in general, intend to submit acquisitions to shareholder vote except where required by Nevada law. The Company has not entered into any preliminary undertaking with any third parties involving any acquisitions or other business combination transactions.

Special Considerations of Doing Business in Israel

     A significant part of the operations of the Company is conducted in Israel through its wholly-owned subsidiary, Pharmos Limited ("Pharmos Ltd."), and is directly affected by economic, political and military conditions there. In addition, Pharmos Ltd. has received certain funding from the Office of the Chief Scientist of the Israel Ministry of Industry and Trade (the "Chief Scientist") primarily relating to its proprietary submicron emulsion technology and to dexanabinol. Such funding prohibits the transfer or license of know-how and the manufacture of resulting products outside of Israel without the permission of the Chief Scientist. Although it is the Company's belief that the Chief Scientist does not unreasonably withhold this permission if the request is based upon commercially justified circumstances and any royalty obligations to the Chief Scientist are sufficiently assured, there can be no assurance that such consent, if requested, would be granted upon terms satisfactory to the Company or granted at all.

Absence of Dividends

     No dividends have been paid on the Common Stock to date, and the Company does not expect to pay cash dividends in the foreseeable future.

                                    BUSINESS
Introduction

     Pharmos is a pharmaceutical company engaged in the discovery, development and commercialization of pharmaceuticals and delivery formulations based on rational drug design. The Company is developing pharmaceuticals in three fields: site specific drugs for ophthalmic indications, neuroprotective agents with a novel mechanism of action for the treatment of certain central nervous system ("CNS") disorders and newly designed molecules to treat certain types of cancer. The Company is also developing an emulsion-based delivery formulation for topical and systemic applications. In March 1998, the Company, together with its partner, Bausch & Lomb Pharmaceuticals, Inc ("BLP"), announced the receipt of approval from the Food and Drug Administration ("FDA") to manufacture and market two ophthalmic products, Lotemax(TM) (loteprednol etabonate ophthalmic suspension 0.5%) and Alrex(TM) (loteprednol etabonate ophthalmic suspension 0.2%).

     Lotemax is a topical, site-specific steroid that is used to treat all steroid responsive inflammation of the eye as well as post-operative eye inflammation such as that experienced following cataract surgery. The novel chemical structure of Lotemax allows it to be predictably transformed by enzymes in the eye to an inactive metabolite, thus improving its safety profile as compared to other steroids used for eye disorders. The safety profile of Lotemax was demonstrated in clinical trials by a low incidence of increased intraocular pressure, a significant side effect of ophthalmic steroid use. Lotemax was approved by the FDA for the broadest range of indications of any ophthalmic steroid on the market.

     Alrex is a specially developed formula of loteprednol etabonate that is used in the treatment of eye allergies. Alrex is indicated for the treatment of seasonal allergic conjunctivitis, an inflammation of the eye usually caused by environmental factors such as pollens. Seasonal allergic conjunctivitis produces itching, tearing, redness and swelling in the conjunctiva, the membrane that covers the inside of the eyelid and the white part of the eye.

     The regulatory approvals for Lotemax and Alrex are the first two of three to be sought for the Company's and BLP's line of ophthalmic products containing loteprednol etabonate ("LE"). The third product, which combines the active ingredient LE with the anti-infective agent tobramycin ("LE-T"), is in clinical development.

     BLP, a subsidiary of the global eye care company, Bausch & Lomb Incorporated, co-developed Lotemax and Alrex with the Company after the Company granted BLP the rights to market the new ophthalmic pharmaceutical line in 1995. In 1996, BLP's rights were extended to select international markets including Europe and Canada.

     Dexanabinol (HU-211), the Company's lead CNS product aimed initially at treating severe head trauma and stroke, is currently being studied in a Phase II clinical trial for severe head trauma. The Company's tamoxifen analog anti-cancer program is advancing in preclinical development.

Strategy

     The Company's strategy is to design and develop novel drugs with superior safety and efficacy profiles, initially targeted to ophthalmic and neurological disorders and certain types of cancer. The Company seeks to enter into collaborative relationships with established pharmaceutical companies to complete development and commercialize its products.

     This strategy has resulted in the development of the Company's ophthalmic line of products, particularly Lotemax and Alrex, which have received FDA marketing approval, and the co-development and marketing agreement with BLP to market these products in the United States and internationally. The Company is currently seeking a co-development and marketing partner for its CNS compound, dexanabinol, to fund the clinical development and market the product upon receipt of FDA approval, and will also seek a partner to advance the development of its tamoxifen analog program.

     The Company is seeking to develop pharmaceuticals which are designed to address unmet needs in certain markets and to exhibit superior efficacy and/or safety profiles over competing products in other markets. For example, many current anti-inflammatory ophthalmic drugs have either significant side effects, such as the elevation of intraocular pressure ("IOP") by steroids, or are drugs which are safer, but only moderately effective at reducing inflammation, such as non-steroidal anti-inflammatory drugs ("NSAIDs"). For many neurological indications, such as severe head trauma, there are no effective drug therapies available. In the case of cancer treatment, potential side effects make many current therapies less desirable.

     The Company is applying its experience in drug design and its novel drug delivery technology in developing products directed at several fields including: site specific drugs for ophthalmic indications, neuroprotective compounds targeted at specific CNS biochemical pathways associated with neurological indications, and systemic drugs specifically designed to avoid CNS side effects and to have an excellent peripheral safety profile. The Company is also using proprietary lipid-based technologies, primarily submicron emulsions, in tests designed to achieve better delivery routes of existing drugs.

Products

     Loteprednol Etabonate ("LE")

     Lotemax and Alrex are the trade names of drug products in the form of eye drop suspensions in which the active compound is LE. LE is a unique steroid, designed to act in the eye and ameliorate inflammatory and allergic conditions, and is rapidly converted into a predictable inactive metabolite once it reaches the inner eye or systemic circulation. This pharmacological profile results in improved safety by avoiding the side effects related to exposure to most ocular steroids. In the eye, the most unwanted side effect of steroids is the elevation of IOP, which can be sight-threatening. While steroids, for lack of an alternative, are regularly used for severe inflammatory conditions of the eye, milder conditions, such as allergies, are preferentially treated with less effective non-steroidal agents.

     In March 1998, Lotemax received product approval from the FDA for the treatment of steroid responsive inflammatory conditions of the eye, including uveitis and the treatment of post operative eye inflammation. Also in March 1998, Alrex received product approval from the FDA for the treatment of seasonal allergic conjunctivitis. LE-T, a product for the treatment of inflammatory eye conditions where a risk of infection exists, is in clinical development. Final clinical trials are anticipated to begin in the third quarter of 1998.

     In 1995, the Company entered into an agreement with BLP to market Lotemax, Alrex and LE-T in the United States. A second agreement, covering Europe, Canada and other selected countries, was signed in 1996. Both agreements give BLP the right to purchase the "drug substance" from the Company, to manufacture the "drug product" and to assist the Company in developing the products.

     Dexanabinol (HU-211)

     Dexanabinol (HU-211) is the Company's lead synthetic compound in a family of non psychotic cannabinoid molecules originally designed to avoid the psychotropic and sedative spectrum of cannabinimetic agents, while retaining their beneficial properties as anti-emetics (anti-nausea), analgesics (pain relief), and anti-inflammatory and neuroprotective agents.

     It is now well established that the psychotropic effects of cannabinoids are mediated via stereo selective (-) preferring receptors. Dexanabinol is a (+) optical isomer and does not interact with cannabinoid receptors. It does, nevertheless, retain other pharmacological properties. More importantly, it is also a stereo selective, non-competitive antagonist of the glutamate NMDA receptor channel with a unique safety profile, activation of which is believed to play a key role in secondary neuronal damage due to brain ischemia, such as in head trauma, stroke and cardiac arrest. The molecule also has free radical scavenging properties, and anti-inflammatory properties (involving inhibition of TNF-[alpha] production). Both of these latter mechanisms are important for neuroprotection. Therefore, dexanabinol appears to have a unique modality to neuroprotection, combining three relevant mechanisms of action in a single molecule which act at different steps of the neurotoxic process in stroke, head trauma and potentially other indications.

     While head trauma and stroke are the highest priority indications for dexanabinol, its spectrum of activities has potential as an anti-inflammatory and protectant in other diseases such as glaucoma, Parkinson's and Alzheimer's diseases, as well as various other inflammatory conditions. The Company is exploring development of dexanabinol for these chronic indications at the preclinical level.

     In several animal models (including closed head injury, focal and global forebrain ischemia and optic nerve crush), the drug has demonstrated significant neuroprotective activity. In these studies, a single injection of dexanabinol given after the injury suggests significant long term functional improvement and an increase in neuronal survival.

     In early 1996, a Phase I study of rising dose tolerance in healthy volunteers (50 subjects) showed dexanabinol to be safe and well tolerated at doses up to and including the expected therapeutic doses. Specifically, there were no hallucinations, sedation or blood pressure changes of the type reported with other NMDA antagonists. In late 1996, the Company commenced a Phase II study of head injured patients, which is targeted for completion in 1999. This study, being conducted at six medical centers in Israel on patients with severe head injury, has been reviewed and approved by the American Brain Institute Consortium (ABIC). The clinical protocol was also reviewed and accepted by the European Brain Institute Consortium (EBIC). As of August 1998, there were 70 patients enrolled in the study, which is expected to have a total enrollment of approximately 90-100 patients.

     Tamoxifen Analogs

     Several diseases are currently treated with drugs that produce mild to dose-limiting CNS side effects. For instance, tamoxifen, which is used to treat breast cancer and has been suggested for use as a prophylactic agent in healthy women at risk of developing the disease, causes hot flashes and may be associated with cognitive and affective deficits. These side effects could be addressed by designing drugs with limited passage to the brain through the blood brain barrier (BBB).

     In light of this concept, several analogs of tamoxifen with poor CNS uptake have been synthesized and tested in several animal models. Tamoxifen methiodide, a permanently charged tamoxifen derivative, was tested in animals (nude mice) inoculated with human breast cancer cells. Treatment resulted in rapid arrest of growth followed by tumor regression. Growth arrest was also observed in estrogen-independent tumors. The rate and magnitude of response was higher than that seen with tamoxifen itself. The compound retains the anti-osteoporotic effects of tamoxifen in bone but is considerably less active than tamoxifen as a uterotrophic agent, demonstrating an improved therapeutic profile as compared to the parent compound.

     Further preclinical pharmacology is underway to identify additional analogs of tamoxifen and to gain a fuller understanding of the mechanism of action.

Competition

     The pharmaceutical industry is highly competitive, and research relating to drug delivery and formulation technologies is developing rapidly. The Company competes with a number of pharmaceutical companies that have financial, technical  and  marketing  resources  significantly  greater  than  those of the
Company. Some companies with established positions in the pharmaceutical industry may be better equipped than the Company to develop and market products in the markets the Company is seeking to enter. A significant amount of pharmaceutical research is also being carried out at universities and other not-for-profit research organizations. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology they have developed. These institutions may also market competitive commercial products on their own or through joint ventures and will compete with the Company in recruiting highly qualified scientific personnel.

     The Company is pursuing areas of product development in which there is a potential for extensive technological innovation. The Company's competitors may succeed in developing products that are more effective than those of the Company. Rapid technological change or developments by others may result in the Company's potential products becoming obsolete or noncompetitive.

Collaborative Relationships

     The Company's commercial strategy is to develop products independently and, where appropriate, in collaboration with established pharmaceutical companies and institutions. Collaborative partners may provide financial resources, research and manufacturing capabilities and marketing infrastructure to aid in the commercialization of the Company's products in development and potential future products. Depending on the availability of financial, marketing and scientific resources, among other factors, the Company may license its technology or products to others and retain profit sharing, royalty, manufacturing, co-marketing, co-promotion or similar rights. Any such arrangements could limit the Company's flexibility in pursuing alternatives for the commercialization of its products. There can be no assurance that the Company will establish any additional collaborative arrangements or that, if established, any such relationships will be successful.

     BLP

     In 1995, the Company signed a definitive agreement with BLP to complete manufacturing, package and market Lotemax and Alrex, the Company's lead products, in the United States upon receipt of FDA approval. The agreement also includes LE-T, currently being co-developed by the Company and BLP. A second agreement signed in 1996, extends BLP's rights to market these products in Europe, Canada and other selected countries pending regulatory approval.

     Under the agreements, BLP will purchase the active drug substance from the Company. BLP provided the Company with $5 million in cash advances against future sales of drug substance, of which $415,764 has been repaid as of June 30, 1998. Another $1 million is due subject to receiving regulatory approval for LE-T in the United States. An additional $1.6 million in advances against future sales of BLP will be payable to the Company following receipt of regulatory clearance in certain markets outside of the United States. BLP collaborates in the development of these products by making available amounts up to 50% of their Phase III clinical trial costs. The Company retains certain conditional co-marketing rights in the U.S. to all of the products covered by the marketing agreement.

     In a separate agreement completed in 1996, BLP made a $2 million investment in the common stock of the Company.

Patents, Proprietary Rights and Licenses

     Patents and Proprietary Rights

     The Company owns or holds licenses to 24 families of issued patents and pending applications relating to its four main technologies:

     Site-Specific Drugs. There are three families of patents covering site-specific drugs, which include the loteprednol etabonate-based products. The Company has licensed two families of patents covering the compounds from Dr. Nicholas Bodor; the third, relating to the formulation of the drugs, is owned by the Company. The loteprednol etabonate compound is covered in a U.S. patent issued in 1991. The formulation sold as Lotemax is covered in a U.S. patent issued in 1996. Related patent applications are at various stages of prosecution.

     Neuroprotective Agents. Six families of patents relating to neuroprotective agents, which cover dexanabinol, analogs of dexanabinol and the use of these compounds for neuroprotection, are licensed from the Hebrew University. The use of dexanabinol and its analogs for neuroprotection is covered by several patents issued beginning in 1994. Related patent applications are at various stages of prosecution.

     Tamoxifen Analogs. Two families of patents relating to Tamoxifen analogs are owned by the Company and cover the novel charged derivatives of steriods and steriod antagonists, as well as the use of these compounds in the treatment and prevention of cancer and as anti-angiogenic agents. A U.S. Patent was issued in 1997. Related patent applications are at various stages of prosecution.

     Emulsion-based Drug Delivery Systems. Thirteen families of patents relate to submicron emulsions and nanoemulsions and cover a broad range of formulations as drug delivery systems. The first family of patents covers submicron emulsion ("SME") technology and is licensed from the Hebrew University. The other patent families are owned by the Company. The earliest issuance date, for those patents issued, is 1992. Related patent applications are at various stages of prosecution.

     The patent positions of pharmaceutical firms, including the Company, are uncertain and involve complex factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before or after the patent is issued. Consequently, the Company does not know whether any of the pending patent applications underlying the licensed technology will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the U.S. are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it or its licensors, as the case may be, were the first creators of inventions covered by pending and issued patents or that it or its licensors, as the case may be, were the first to file patent applications for such inventions. Moreover, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. There can be no assurance that the patents relating to the licensed technology, if issued, will be upheld by a court of competent jurisdiction or that a competitor's product will be found to infringe such patents.

     Other pharmaceutical and drug delivery companies and research and academic institutions may have filed patent applications or received patents in the Company's fields. If patents are issued to other companies that contain competitive or conflicting claims and such claims are ultimately determined to be valid, there can be no assurance that the Company would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology.

     The Company also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets.

     It is the Company's policy to require its employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting or advisory relationships with the Company. These agreements generally provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees and certain consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company's trade secrets in the event of unauthorized use or disclosure of such information.

     Licenses

     The Company's license agreements generally require the Company, as licensee, to pay royalties on sale of products developed from the licensed technologies, and fees on revenues the Company receives for sublicenses, where applicable. The royalty rates defined in the licenses are customary and usual in the pharmaceutical industry. The royalties will be payable for periods up to fifteen years from the date of certain specified events, including the date of the first sale of such products, or the date from which the first registered patent from the developed technologies is in force, or the year following the date in which FDA approval has been received for a developed product. Certain of the license agreements also require annual payments.

Government Regulation

     The Company's activities and products are significantly regulated by a number of governmental entities, especially the FDA, in the U.S. and by comparable authorities in other countries. These entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, promotion, distribution and sale of the Company's potential products. Product development and approval within this regulatory framework take a number of years and involve the expenditure of substantial resources. Many products that appear promising initially ultimately do not reach the market because they are found to be unsafe (perhaps too toxic) or to lack effectiveness, as demonstrated by testing required by government regulation during the development process. In addition, there can be no assurance that this regulatory framework will not change or that additional regulation will not arise at any stage of the Company's product development that may preclude or otherwise adversely affect approval, delay an application or require additional expenditures by the Company. Moreover, even if approval is obtained, failure to comply with present or future regulatory requirements, or new information adversely reflecting on the safety or effectiveness of the approved drug, can lead to FDA withdrawal of approval to market the product.

     The regulatory process required to be completed by the FDA before a new drug delivery system may be marketed in the U.S. depends significantly on whether the drug (which will be delivered by the drug delivery system in question) has existing approval for use and in what dosage form. If the drug is a new chemical entity that has not been approved, the process includes (i) preclinical laboratory and animal tests, (ii) an IND application which has become effective, (iii) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the drug for its intended indication and (iv) FDA approval of a pertinent NDA. If the drug has been previously approved, the approval process is similar, except that certain toxicity tests normally required for the IND application may not be necessary. Even with previously approved drugs, additional toxicity testing may be required when the delivery form is substantially changed, or when a company does not have access to the raw data from the prior preclinical studies.

     The activities required before a pharmaceutical product may be marketed in the U.S. begin with preclinical testing. Preclinical tests include laboratory evaluation of product chemistry and other end points and animal studies to assess the potential safety and efficacy of the product as formulated. The conduct of preclinical studies is regulated by the FDA under a series of regulations called the Good Laboratory Practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the data from these studies, requiring such studies to be replicated.

     The entire body of  preclinical  development  work  necessary to administer investigational drugs to volunteers or patients is summarized in an Investigative New Drug ("IND") application to the FDA. FDA regulations provide that human clinical trials may begin thirty days following the submission and receipt of an IND application, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the IND application; it is generally considered good practice to obtain affirmative FDA response before commencing trials. There is no assurance that the submission of an IND application will eventually allow a company to commence clinical trials. Once trials have commenced, the FDA may stop the trials, or particular types or parts of trials, by placing a "clinical hold" on such trials because of concerns about, for example, the safety of the product being tested or the adequacy of the trial design. Such holds can cause substantial delay and in some cases may require abandonment of a product.

     Clinical testing involves the administration of the drug to healthy volunteers or to patients under the supervision of a qualified principal investigator, usually a physician pursuant to an FDA-reviewed protocol. Each clinical study is conducted under the auspices of independent Institutional Review Boards ("IRBs") at the institutions at which the study will be conducted. An IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

     Phase I clinical studies are commonly performed in 20 to 40 healthy human subjects or, more rarely, in selected patients with the targeted disease or disorder. Their goal is to establish initial data about tolerance and safety of the drug in humans. Also, the first data regarding the absorption, distribution, metabolism, and excretion of the drug in humans are established.

     In Phase II human clinical studies, preliminary evidence is sought regarding the pharmacological effects of the drug and the desired therapeutic efficacy in limited studies with small numbers of selected patients (50 to 200). Efforts are made to evaluate the effects of various dosages and to establish an optimal dosage level schedule and validate clinical efficacy endpoints to be used in Phase III trials. Additional safety data are also gathered from these studies.

     Phase III clinical studies consist of expanded, large scale studies of patients (200 to several thousand) with the target disease or disorder, to obtain definitive statistical evidence of the effectiveness and safety of the proposed product and dosing regimen. These studies may also include separate investigations of the effects in subpopulations of patients, such as the elderly.

     At the same time that the human clinical program is being performed, additional non-clinical (i.e., animal) studies are also being conducted. Expensive, long duration (12-18 months) toxicity and carcinogenicity studies are done to demonstrate the safety of drug administration for the extended period of time required for effective therapy. Also, a variety of laboratory, animal, and initial human studies may be performed to establish manufacturing methods for the drug, as well as stable, effective dosage forms.

     The results of product development, preclinical studies and clinical studies and other information are submitted to the FDA in an NDA to seek approval for the marketing and interstate commercial shipment of the drug. With the NDA, a company must pay the FDA a user fee in excess of $200,000. Companies with less than 500 employees and no revenues from products may be eligible for an exception. This exception was granted to the Company in connection with Alrex and with one NDA filing for Lotemax and reduced the respective fees by 50%. The FDA may refuse to file or deny an NDA if applicable regulatory requirements, such as compliance with Current Good Clinical Practice ("cGCP") requirements, are not satisfied or may require additional clinical testing. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the requirements for approval. If the FDA does ultimately approve the product, it may require, among other things, post-marketing testing, including potentially expensive Phase IV studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose restrictions on the use of the drug that may be difficult and expensive to administer, and almost always seeks to require prior approval of promotional materials. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. After a Fproduct is filed for a given indication in an NDA, subsequent new indications or dosages for the same product are reviewed by the FDA via the filing and upon receipt of a Supplemental NDA ("sNDA") submission as well as payment of a separate user fee. The sNDA is more focused than the NDA and deals primarily with safety and effectiveness data related to the new indication or dosage, and labeling information for the sNDA indication or dosage. Finally, the FDA requires reporting of certain information, e.g., adverse experience reports, that becomes known to a manufacturer of an approved drug.

     Each domestic drug product manufacturing establishment must be registered with, and approved by, the FDA and must pay the FDA a registration fee and annual fee. In addition, each such establishment must inform the FDA of every drug product it has in commercial distribution and keep such list updated. Establishments handling controlled substances must be licensed and are inspected by the U.S. Drug Enforcement Agency ("DEA"). The Company has a current DEA license appropriate for handling the substances it uses in its facilities. Domestic establishments are also subject to inspection by the FDA for compliance with cGMP regulations after an NDA has been filed and thereafter, at least biennially. The labeling, advertising and promotion of drug products also must be in compliance with pertinent FDA regulatory requirements. Failure to comply with applicable requirements relating to production, distribution or promotion of a drug product can lead to FDA demands that production and shipment cease, and, in some cases, that product be recalled, or to enforcement actions that can include seizures, injunctions and criminal prosecution.

     To develop and market its potential products abroad, the Company is also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing, among other things, the design and conduct of human clinical trials, pricing and marketing. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although within the European Union ("EU") certain registration procedures are available to companies wishing to market a product in more than one EU member country. If a regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, marketing authorization is almost always granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries.

     Various aspects of the Company's business and operations are also regulated by a number of other governmental agencies including the DEA, U.S. Department of Agriculture, Environmental Protection Agency and Occupational Safety and Health Administration as well as by other federal, state and local authorities. In addition, any future international sales would be regulated by numerous foreign authorities.

     There continue to be a number of legislative and regulatory proposals aimed at changing the health care system. It is uncertain what, if any, legislative proposals will be adopted or what actions federal or state agencies, or third party payors may take in response to any health care reform proposals or legislation. Although the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the uncertainty surrounding such proposals could have a material adverse effect on the Company. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's potential products.

     The Company's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. There can be no assurance that adequate third-party coverage will be available to enable the Company or any of its future licensees to maintain price levels sufficient to realize an appropriate return on its investment in product development.

Human Resources

     As of August 31, 1998, the Company had 41 full time employees, 5 in the U.S. and 36 in Israel, of whom 14 hold doctorate or medical degrees.

     The Company's employees are not covered by a collective bargaining agreement. The Company has never experienced employment-related work stoppages and considers its employee relations to be excellent.

Public Funding and Grants

     The Company's subsidiary, Pharmos Ltd., has received certain funding from the Chief Scientist of the Israel Ministry of Industry and Trade (the "Chief Scientist") primarily for research and development of dexanabinol as a neuroprotective drug for head trauma and stroke. Additional grants were received in the past for research and development of SME technology for injection and nutrition, as well as for research relating to a variety of ophthalmic formulations. Each of the projects sponsored by the Chief Scientist has been suspended, with the exception of the dexanabinol project. The Company has received a total of $2,042,532 under such agreements through June 30, 1998, of which $929,537 was received for the dexanabinol project. The Company is required to pay royalties to the Chief Scientist of 2% to 5% of product sales, if any, as a result of the research activities conducted with such funds. Aggregate royalty payments are limited to the amount of funding received. In 1997, the Company joined a five year program under the Chief Scientist, the "MAGNET" program, pursuant to which the Company has received a total of $296,168 through June 30, 1998. Funds received under the MAGNET program are not subject to the royalty requirement. Funding by the Chief Scientist places certain legal restrictions on the transfer of know-how and the manufacture of resulting products outside of Israel. See "Conditions in Israel."

Conditions in Israel

     The  Company  conducts   significant   operations  in  Israel  through  its
subsidiary, Pharmos Ltd., and therefore is affected by the political, economic and military conditions to which that country is subject.

     As described above, Pharmos Ltd. has received certain funding from the Chief Scientist. The proclaimed purpose of the legislation under which such funding was provided is to develop local industry, improve the state balance of trade and to create new jobs in Israel. Such funding prohibits the transfer or license of know-how and the manufacture of resulting products outside of Israel without the permission of the Chief Scientist. Although it is the Company's belief that the Chief Scientist does not unreasonably withhold this permission if the request is based upon commercially justified circumstances and any royalty obligations to the Chief Scientist are sufficiently assured, there can be no assurance that such consent, if requested, would be granted upon terms satisfactory to the Company or granted at all.

Properties

     The Company is headquartered in Iselin, New Jersey where it leases its general administrative facilities. The Company also leases facilities used in the operation of its research, development, pilot manufacturing and administrative activities in Rehovot, Israel. These facilities have been improved to meet the special requirements necessary for the operation of the Company's research and development activities. In the opinion of the management these facilities are sufficient to meet the current and anticipated future requirements of the Company. In addition management believes that it has sufficient ability to renew its present leases related to these facilities or obtain suitable replacement facilities.

Legal Proceedings and Disputes

     There are currently no material legal proceedings pending against or involving the Company.

                                 USE OF PROCEEDS


     Except as otherwise described in any applicable Prospectus Supplement, the net proceeds to the Company from the sale of the Shares offered hereby will be used for general corporate purposes, primarily research and product development activities, and conducting preclinical studies and clinical trials, and for the equipping of facilities. Pending application of the proceeds of the offering, the Company intends to invest the net proceeds of the offering in short-term, investment-grade, U.S. dollar denominated, interest bearing instruments.

     The amounts actually expended by the Company and the purposes of such expenditures may vary significantly depending upon numerous factors, including the progress of the Company's research, drug discovery and development programs, the results of preclinical studies and clinical trials, the timing of regulatory approvals, technological advances, determinations as to the commercial potential of the Company's compounds and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative research arrangements with other companies, the availability of other financing and other factors.


                            DESCRIPTION OF SECURITIES


Common Stock

     The Common Stock being offered hereby is fully described in the Company's Registration Statement on Form 8-A dated January 30, 1984, filed pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Incorporation of Certain Documents by Reference".

     The Company's Restated Articles of Incorporation currently authorize the issuance of up to 60,000,000 shares of Common Stock. As of June 30, 1998, there were 37,270,949 shares outstanding.

Preferred Stock

     The Company's Restated Articles of Incorporation currently authorize the issuance of up to 1,250,000 shares of Preferred Stock. Of the authorized Preferred Stock, no shares, designated as Series A or Series B Preferred Stock, are currently outstanding. 4,500 shares, designated as Series C Preferred Stock, are currently issued and outstanding. There are an additional 3,000 shares designated as Series C Preferred Stock which may be issued at the discretion of the Company. The Company, however, does not intend to issue such shares. The Series C Preferred Stock was issued in connection with a private placement transaction in February 1998. Holders of Series C Preferred Stock have the right to convert their shares at the lower of (i) 90% of the average of the lowest sale price of the Common Stock for the five consecutive trading days ending on the trading day immediately preceding the conversion date or (ii) $2.891. For a complete description of the rights of holders of Series C Preferred Stock, see the Company's Current Report on Form 8-K, including the exhibits thereto, dated February 4, 1998.

     The Board of Directors may, without the necessity of further action or authorization by the stockholders, authorize the issuance of Preferred Stock from time to time in one or more series and to fix the relative rights, preferences and limitations of each such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any additional shares of Preferred Stock.

Other Securities--Options and Warrants

     As of June 30, 1998, the Company had outstanding incentive stock options to purchase an aggregate of 484,669 shares of Common Stock at an average exercise price of $2.17 per share and non-qualified stock options to purchase an aggregate of 439,265 at an average exercise price of $2.63 per share issued to employees, directors and consultants pursuant to stock option plans and individual agreements with management and directors of the Company and warrants (excluding the Warrants) to purchase 4,359,713 shares of the Company's Common Stock at an average price of $2.01 per share, consisting of: 112,979 warrants which can be exercised until February 1999 each to purchase a single share of Common Stock for $2.44; 454,121 warrants which can be exercised until August 1999 each to purchase a single share of Common Stock for $2.67; 65,044 warrants which can be exercised until September 1999 each to purchase a single share of Common Stock for $2.26; 150,000 warrants which can be exercised until October 1999 each to purchase a single share of Common Stock for $0.84; 500,000 warrants which can be exercised until April 2005 each to purchase a single share of Common Stock for $2.75; 10,000 Warrants which can be exercised until April 2005 each to purchase a single share of Common Stock for $0.78; 7,119 warrants which can be exercised until April 2000 each to purchase a single share of Common Stock for $.75; 17,119 Warrants which can be exercised until April 2000 each to purchase a single share of Common Stock for $1.00; 17,119 warrants which can be exercised until April 2000 each to purchase a single share of Common Stock for $1.50; 821,489 warrants which can be exercised until September 2000 each to purchase a single share of Common Stock for $1.80; 10,000 warrants which can be exercised until October 2001 each to purchase a single share of Common Stock for $1.88; 15,000 warrants which can be exercised until March 2002 each to purchase a single share of Common Stock for $2.31; 65,000 warrants which can be exercised until September 2007 each to purchase a single share of Common Stock for $1.34; 50,000 warrants which can be exercised until September 2007 each to purchase a single share of Common Stock for $1.75; 10,000 warrants which can be exercised until November 2002 each to purchase a single share of Common Stock for $1.39; 110,000 warrants which can be exercised until February 2003 each to purchase a single share of Common Stock for $1.59; 849,250 warrants which can be exercised until February 2007 each to purchase a single share of Common Stock for $1.59; 159,000 warrants which can be exercised until March 2001 each to purchase a single share of Common Stock for $1.75; 10,000 warrants which can be exercised until March 2007 each to purchase a single share of Common Stock for $1.66; 239,473 warrants which can be exercised until March 2008 each to purchase a single share of Common Stock for $1.38; 15,000 warrants which can be exercised until April 2003 each to purchase a single share of Common Stock for $1.22.; 22,000 warrants which can be exercised until October 2005 each to purchase a single share of Common Stock for $2.22; 500,000 warrants which can be exercised until February 4, 2003 each to purchase a single share of Common Stock for $2.67; and 150,000 warrants which can be exercised until February 4, 2003 each to purchase a single share of Common Stock for $2.28.

Nevada Anti-Takeover Laws

     The Company is subject to the provisions of Sections 78.411 through 78.444 of the Nevada Law, an anti-takeover statute (the "Business Combination
Statute"). In general, the Business Combination Statute prohibits a publicly-held Nevada corporation from engaging in a "combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless such combination is approved in a prescribed manner or satisfies certain fair value requirements. For the purposes of the Business Combination Statute, "combination" includes a merger, an asset sale, the issuance or transfer by the corporation of its shares in one transaction or a series of transactions, having an aggregate fair market value equal to five percent or more of the aggregate market value of the corporation's outstanding shares, to the interested stockholder or to an associate of the interested stockholder, and certain other types of transactions resulting in a financial benefit the interested stockholder. An "interested stockholder" is a person who is the beneficial owner, directly or indirectly, of ten percent or more of the corporation's voting stock or an affiliate or associate of the corporation that at any time within the three years immediately preceding the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the corporation's voting stock.

     By an amendment to its By-laws, the Company has exempted itself from the provisions of Sections 78.378 through 78.3793 of the Nevada Law, a "control share" statute which otherwise prohibits an acquiring person, under certain circumstances, from voting certain shares of a target corporation's stock after such acquiring person's percentage of ownership of such corporation's stock crosses certain thresholds, unless the target corporation's disinterested stockholders approve the granting of voting rights to such shares.

Transfer Agent and Registrar

     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company, New York, New York.


                              PLAN OF DISTRIBUTION


     The Shares offered hereby may be sold by the Company on a negotiated or competitive bid basis through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, dealers or agents designated from time to time, or directly to other purchasers. The distribution of the Shares offered hereby may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, any Prospectus Supplement with respect to the Shares will set forth the terms of the offering and the proceeds to the Company from the sale thereof, any underwriting discounts and other items of price, and any discounts or concessions allowed or reallowed or paid to dealers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are utilized, the Shares being sold to them will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The Shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. To the extent required, the underwriter or underwriters with respect to the Shares being offered by the Company will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent.

     If a dealer is utilized in the sale of the Shares, the Company will sell the Common Stock to the dealer as principal. The dealer may then resell the Common Stock to the public at varying prices to be determined by the dealer at the time of sale. To the extent required, any dealer involved in the offer or sale of the Shares in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

     The Shares may be sold directly by the Company or through agents designated by the Company from time to time. To the extent required, any agent involved in the offer or sale of the Shares in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Any underwriters, dealers and agents that participate in the distribution of the Common Stock may be deemed to be underwriters as the term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any discounts or commissions received by them from the Company and any profits on the resale of the Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements that may be entered into with the Company to indemnification against or to contribution toward certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect of such liabilities.

     Underwriters, dealers and agents may engage in other transactions with or perform other services for the Company. To the extent required, any such relationships will be set forth in a Prospectus Supplement.

                     COMMISSION'S POLICY ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Article 12 of the Company's Restated Articles of Incorporation directs the Company to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law, including the federal securities law. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company, or to underwriters (or controlling persons thereof) of which an officer, partner, or controlling person thereof is one of the foregoing pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by any such persons, in the successful defense of any action, suit or proceeding) is asserted by any such persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 LEGAL OPINIONS

     Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Ehrenreich Eilenberg Krause & Zivian LLP, 11 East 44th Street, 17th Floor, New York, NY 10017.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Pharmos Corporation for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               PHARMOS CORPORATION

                               ____________, 1998


                                      INDEX
                                                                        Page No.
                                                                        --------

AVAILABLE INFORMATION....................................................  ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  ii

SUMMARY..................................................................   1

RISK FACTORS.............................................................   3

BUSINESS.................................................................  11

USE OF PROCEEDS..........................................................  23

DESCRIPTION OF SECURITIES................................................  23

COMMISSION'S POLICY ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES...........................................  27

LEGAL OPINIONS...........................................................  27

EXPERTS..................................................................  27

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement (all of which will be borne by the Registrant).

Securities and Exchange Commission Fee                            $ 1,521
Printing and Engraving Expenses*                                    2,000
Accountants' Fees and Expenses*                                     5,000
Legal Fees and Expenses*                                           75,000
Blue Sky Filing Fees*                                               1,500
Miscellaneous*                                                      4,979
                                                                  -------
TOTAL*                                                            $90,000
                                                                  =======



Item 15.  Indemnification of Directors and Officers.

     Article 12 of the Registrant's Certificate of Incorporation directs the Registrant to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law.
Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such person. Item 16. Exhibits

     4(a) Specimen of Common Stock Certificate (incorporated by reference to Form S-3 Registration Statement of the Company dated November 25, 1994 [No. 33-86720])

     4(b) Restated Articles of Incorporation (incorporated by reference to Appendix E to the Joint Proxy Statement/ Prospectus included in the Form S-4 Registration Statement of the Registrant dated September 28, 1992 [No. 33-52398])

     4(c) Certificate of Amendment of Restated Articles of Incorporation (incorporated by reference to the Company's Annual Report on Form 10- K for the year ended December 31, 1994 [No. 0-11550])

     4(d) Certificate of Amendment of Restated Articles of Incorporation dated January 16, 1998 (incorporated by reference to Form S-3 Registration Statement of the Company dated March 5, 1998 [333-47359])

     4(e) Certificate of Designation, Rights, Preferences and Privileges of Series A Preferred Stock of the Company (incorporated by reference to Form S-3 Registration Statement of the Company dated December 20, 1996 [No. 333-15165])

     4(f) Certificate of Designation, Rights, Preferences and Privileges of Series B Preferred Stock of the Company (incorporated by reference to Form S-3 Registration Statement of the Company dated April 30, 1997 [No. 333- 26155])

     4(g) Certificate of Designation, Rights, Preferences and Privileges of Series C Convertible Preferred Stock of the Company (incorporated by reference to the Company's Current Report on Form 8-K filed on February 4, 1998)

     4(h) Amended and Restated By-Laws (incorporated by reference to Form S-1 Registration Statement of the Company dated June 30, 1994 [No. 33- 80916])

     4(i) Form of Stock Securities Purchase Agreement dated as of February 4, 1998 between the Company and the Investor (incorporated by reference to the Company's Current Report on Form 8-K filed on February 4, 1998)

     4(j) Form of Stock Purchase Warrant dated as of February 4, 1998 between the Company and the Investor and the Company and the Placement Agent (incorporated by reference to the Company's Current Report on Form 8- K filed on February 4, 1998)

     4(k) Form of Stock Purchase Warrant dated as of March 31, 1997 between the Company and the Investor (incorporated by reference to Form S-3 Registration Statement of the Company dated March 5, 1998 [333-47359])

     **5        Opinion re: legality

     23(a) Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in the Opinion filed as Exhibit 5)

     **23(b)    Consent of PricewaterhouseCoopers LLP

--------------
     ** Filed herewith.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes;

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that Paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin and State of New Jersey on the 3rd day of September, 1998. PHARMOS CORPORATION

                                           By:/s/ Dr. Haim Aviv
                                              ----------------------------------
                                              Dr. Haim Aviv, Chairman, Chief
                                              Scientist, Chief Executive Officer
                                              and Director (Principal Executive
                                              Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated:

Signature                                   Title                                           Date
---------                                   -----                                           ----

/s/ Robert Cook                             Chief Financial Officer (Principal Financial    September 3, 1998
-----------------------------               and Accounting Officer)
Robert Cook

/s/ Dr. Gad Riesenfeld                      President, Chief Operating Officer and          September 3, 1998
-----------------------------               Acting Secretary
Dr. Gad Riesenfeld

/s/ Marvin P. Loeb                          Director                                        September 3, 1998
-----------------------------
Marvin P. Loeb

/s/ E. Andrews Grinstead III                Director                                        September 3, 1998
-----------------------------
E. Andrews Grinstead III

/s/ Stephen C. Knight                       Director                                        September 3, 1998
-----------------------------
Stephen C. Knight

/s/ David Schlachet                         Director                                        September 3, 1998
-----------------------------
David Schlachet

/s/ Fredric D. Price                        Director                                        September 3, 1998
-----------------------------
Fredric D. Price

/s/ Mony Ben Dor                            Director                                        September 3, 1998
-----------------------------
Mony Ben Dor